UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
______________

FORM 8-K
______________

CURRENT REPORT
Pursuant To Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 7, 2009

RED ROCK PICTURES HOLDINGS, INC.
(Exact Name of Registrant as Specified in Charter)

Nevada	000-51601	98-0441032
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8228 Sunset Boulevard, 3rd Floor, Los Angeles, California	90046
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(323) 790-1813

(Former Name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.     Entry into a Material Definitive Agreement.

On April 7, 2009 Red Rock Pictures Holdings, Inc., (the “Company” or “Red Rock”) entered into an asset purchase agreement (the “Agreement’) to purchase and assume certain assets of ComedyNet.TV, Inc. (“ComedyNet”), a Delaware corporation.

Under the terms of the Agreement, the Company will issue 50,000,000 shares of common stock, par value $0.001per share (the “Common Stock”) in consideration for the assets of ComedyNet.  The Common Stock shall be issued to the ComedyNet shareholders in the following manner; upon closing 500,000 shares of the Company’s Series A Preferred Stock $0.001 par value (the “Series A Preferred Stock”) which shall be convertible into 100 shares of the Company’s Common Stock, or an aggregate of 50,000,000 shares of Common Stock will be issued. An additional 9,000,000 shares of Common Stock shall be issued to ComedyNet in exchange for an additional investment of $150,000 and an additional 9,000,000 shares of Common Stock shall be issued upon an investment of $350,000.

ComedyNet has arranged an initial investment of $1,000,000 into the Company by a third-party investor to be funded in separate tranches.  An initial investment of $100,000 has been delivered to the Company in the form of a Secured Convertible Note which is convertible at $0.06 per share with a ten (10%) percent interest rate.  An additional $150,000 shall be delivered to the Company upon  the filing of a Form S-1 registration statement (the “Registration Statement”) for the underlying Common Stock issued to ComedyNet pursuant to the Agreement with an additional $50,000 funded upon the Securities and Exchange Commission (“SEC”) declaring effectiveness of the Registration Statement.   In addition, within thirty days of the closing of the Agreement, the third party investor shall fund an additional $200,000 to be used for production of an infomercial campaign.  The funds generated from the infomercial campaign shall be paid first to the Company until 100% of all verifiable direct out of pocket expenses incurred by the Company in connection with the infomercial has been recouped, then to the investor until the investor has recouped 100% of the infomercial investment in full, a management fee shall be paid to the Company equal to 3% of the adjusted gross revenue, and a commission equal 15% of all revenue generated in perpetuity for every customer acquired as a result of the Company’s marketing shall be paid to the Company, 1/3rd of which (5% of Gross) shall be immediately paid to Investor upon the Company’s receipt thereof in return for its investment.

Additionally, the investor shall be granted a right of first refusal to fund all future infomercial projects of the Company.

The Company has also executed a consulting agreement with Mark Graff (the “Consultant”), the terms of which shall become effective upon the funding of $150,000 and filing of the Registration Statement described above.  The Consultant will be paid $5,000 per month for a period of six months.  The Consultant shall have the exclusive right to sell and distribute the ComedyNet programming catalog to Broadcast, cable and other ancillary markets in North America for a 2 year term and shall be entitled to a 30% distribution fee from all sales.

Item 2.01.     Completion of Acquisition or Disposition of Assets.

As more fully described in Item 1.01 above, we entered into an asset purchase with ComedyNet.  The assets being sold pursuant to the Agreement consist of ComedyNet’s video production library and the fixed assets of ComedyNet.

ComedyNet is an on-demand digital programming network bringing together the creative community of comedians, comedy writers, animators, videographers, cartoonists and raconteurs. The company attracts the community of “funny” by providing the tool sets, production, post production, stages, live studio and Club settings for the advancement of the comedic arts, while also providing the audience reach though distribution on all digital media platforms.

Comedians work as producer/writers/performers utilizing ComedyNet’s in-house production and post-production facilities.  ComedyNet also relies on vetted submissions from the online community, college campuses, film festivals and various competitions.  Beyond production and submissions ComedyNet also actively acquire additional materials such as TV/Film libraries, special events, etc.  ComedyNet also produces stand-up comedy at various clubs nationwide.

Item 3.02.     Unregistered Sales of Equity Securities.

Pursuant to the Agreement described in Item 1.01 above, we agreed to purchase certain assets of ComedyNet and the arrangement of a third party investment into the Company in exchange for the issuance of 50,000,000 shares of our Common Stock to the ComedyNet shareholders. Such securities were not registered under the Securities Act of 1933 and the issuance of these shares was exempted from registration pursuant to Section 4(2) of the Securities Act of 1933.

Item 9.01.     Financial Statements and Exhibits.

(a)	Financial Statements of Business Acquired.

Not applicable.

(b)	Pro Forma Financial Information.

Not applicable.

(c)	Exhibits.

2.1	Asset Purchase Agreement
10.1	Senior Secured Convertible Note
10.2	Consulting Agreement
10.3	Press Release

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RED ROCK PICTURES HOLDINGS, INC.

Dated:	April 9, 2009	By:	/s/ Reno R. Rolle
			Name:	Reno R. Rolle
			Title:	Chief Executive Officer

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